Exhibit 5

Ohio Power Company
1 Riverside Plaza
Columbus, Ohio 43215

November 30, 2023

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, a New York corporation and a service company affiliate of Ohio Power Company, an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to Unsecured Notes (the “Unsecured Notes”) to be issued under an Indenture, dated as of September 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), which is governed by New York law. The Unsecured Notes may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Act.

I have examined the Registration Statement and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that: assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Unsecured Notes, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly authorized constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Unsecured Notes, upon payment of the consideration therefore provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, such Unsecured Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the laws of the State of New York and Ohio and the Federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ William E. Johnson
William E. Johnson
Senior Counsel